Exhibit 99.1

AMERICHIP INTERNATIONAL, INC.
PROFORMA FINANCIAL STATEMENTS

The following proforma financial statements reflect the combination of AmeriChip International, Inc. (“AmeriChip”) with KSI Machine & Engineering, Inc. (“KSI”) for the periods presented. The AmeriChip proforma statements of operations and the KSI statements of operations are presented for the three months ended February 28, 2007 and 2006. The proforma balance sheet is presented at November 30, 2006 for AmeriChip and at December 31, 2006 for KSI. The proforma financial statements reflect the result of the satisfaction of the purchase agreement between AmeriChip and the shareholder of KSI.

The proforma financial statements have been prepared utilizing the historical financial statements of AmeriChip and KSI. These proforma financial statements should be read in conjunction with the historical financial statements and notes thereto of AmeriChip and KSI.

The proforma statements of operations assume that the combination occurred at the beginning of the periods presented in the statements. All intercompany accounts and transactions have been eliminated. AmeriChip’s year end is November 30, whereas KSI had a year end of December 31.

The proforma financial statements do not purport to be indicative of the financial positions and results of operations which actually would have been obtained if the combination had occurred on the dates indicated, or the results, which may be obtained in the future.

Amerchip
Balance Sheets

PROFORMA
					Proforma
	Americhip	KSI Machine			Combined
	November 30,	December 31,			November 30,
	2006	2006	Eliminations		2006
		Unaudited	Unaudited		Unaudited

Assets

Current
Cash and equivalents	$1,716	$(25,962)	$(150,000)	(a)	$(174,246)
Accounts receivable and contracts receivable	27,015	646,704	(4,145)	(e)	669,574
Prepaid expenses	31,898	50,174	-		82,072
Other current assets	212,517	-	-		212,517
Total Current Assets	273,146	670,916	(154,145)		789,917

Property, Plant and Equipment	550,796	1,638,112	1,956,957	(b)	4,145,865

Other Assets
Investment in KSI	-	-	2,988,043	(a)	-
			(2,988,043)	(d)

Loan acquisition costs	-	27,598			27,598
Loan receivable	-	2,634,267	(2,634,267)	(c)	-
Deposits	203,200	-	(200,000)	(a)	3,200
Intangibles, net of amortization	16,302	-	-		16,302
Goodwill	-	-	2,044,756	(d)	2,044,756
Total Other Assets	219,502	2,661,865	(789,511)		2,091,856

Total Assets	$1,043,444	$4,970,893	$1,013,301		$7,027,638

Liabilities

Current
Accounts payable	$1,022,265	$273,791	$(4,145)	(e)	$1,291,911
Payable to related party including interest	939,438	1,031,315	(1,031,315)	(c)	939,438
Notes payable	-	2,958,090	(246,090)	(b)	2,712,000
Due to KSI shareholder	-	-	2,638,043	(a)	2,638,043
Convertible debentrue, net of discounts	244,579	-	-		244,579
Other current liabilities	432,580	319,247	-		751,827
Propety tax payable	-	45,258	-		45,258
Total Current Liabilities	2,638,862	4,627,701	1,356,493		8,623,056

Commitments and Contingencies	-	-	-		-

Total Liabilities	2,638,862	4,627,701	1,356,493		8,623,056

Minority interest	3,413	-	-		3,413

Stockholders' Equity
Preferred stock	-	-	-		-
Common stock	458,767	10,000	(10,000)	(d)	458,767
-
Additional paid-in capital	19,444,471	-	-		19,444,471
-
Retained earnings (deficit)	(21,502,069)	333,192	(1,602,952)	(c)	(21,502,069)
			2,203,047	(b)
			(933,287)	(d)
Total Stockholders' Equity	(1,598,831)	343,192	(343,192)		(1,595,418)
-
Total Liabilities and Stockholders' Equity	$1,043,444	$4,970,893	$1,013,301		$7,027,638

AmeriChip International, Inc.
Statements of Operations

PROFORMA

	AmeriChip	KSI Machine &
	International, Inc.	Engineering, Inc.
	Three Months Ended	Three Months Ended
	February 28,	February 28,			Proforma
	2006	2006			Combined
	(Unaudited)	(Unaudited)	Eliminations		Total

Revenues	$48,139	$482,595	$(2,022)(f	)	$528,712
Cost of Sales	26,796	255,564	(2,022)(f	)	280,338

Gross Profit	21,343	227,031	-		248,374

Expenses
Administrative service	115,536	105,656	-		221,192
Director fees	-	-	-		-
Consulting expense	1,846,513	-	-		1,846,513
Depreciation and amortization	11,572	75,468	-		87,040
Legal and accounting	48,637	21,569	-		70,206
License expense	1,350,000	-	-		1,350,000
Office expense	5,970	2,783	-		8,753
Wages - officers and directors	53,018	71,400	-		124,418
Wages - office	60,389	3,500	-		63,889
Total Operating Expenses	3,491,635	280,376	-		3,772,011

Loss From Operations	(3,470,292)	(53,345)	-		(3,523,637)

Other Income (Expenses)
Forgiveness of debt	43,904	-	-		43,904
Financing expense	(26,250)	-	-		(26,250)
Interest income	-	21,075	-		21,075
Interest expense	(22,841)	(87,112)	-		(109,953)
Total Other Income (Expenses)	(5,187)	(66,037)	-		(71,224)

Net Income (Loss) Before Taxes	(3,475,479)	(119,382)	-		(3,594,861)

Income Tax Expense	-	-	-		-

Net Loss	$(3,475,479)	$(119,382)	$-		$(3,594,861)

Basic and Diluted Earnings Per Share	$(0.01)	$(119.38)	$-		$(0.01)

Weighted Average Number of Common Shares
Outstanding, Basic and Diluted	274,001,233	1,000	(1,000)		274,001,233

AmeriChip International, Inc.
Statements of Operations

PROFORMA

	AmeriChip	KSI Machine &
	International, Inc.	Engineering, Inc.
	Three Months Ended	Three Months Ended
	February 28,	February 28,			Proforma
	2007	2007			Combined
	(Unaudited)	(Unaudited)	Eliminations		Total

Revenues	$15,617	$770,176	$(732)	(f)	$785,061
Cost of Sales	5,713	402,104	(732)	(f)	407,085

Gross Profit	9,904	368,072	-		377,976

Expenses
Administrative service	147,291	290,431	-		437,722
Director fees	5,850,000	-	-		5,850,000
Consulting expense	1,756,997	-	-		1,756,997
Depreciation and amortization	47,858	65,819	-		113,677
Legal and accounting	214,746	12,554	-		227,300
License expense	30,000	-	-		30,000
Office expense	22,285	1,495	-		23,780
Wages - officers and directors	-	65,950	-		65,950
Wages - office	63,542	-	-		63,542
Total Operating Expenses	8,132,719	436,249	-		8,568,968

Loss From Operations	(8,122,815)	(68,177)	-		(8,190,992)

Other Income (Expenses)
Forgiveness of debt	-	(1,762,202)	-		(1,762,202)
Financing expense	(2,000)	-	-		(2,000)
Interest income	-	1,034	-		1,034
Interest expense	(48,531)	(68,185)	-		(116,716)
Total Other Income (Expenses)	(50,531)	(1,829,353)	-		(1,879,884)

Net Income (Loss) Before Taxes	(8,173,346)	(1,897,530)	-		(10,070,876)

Income Tax Expense	-	-	-		-

Net Loss	$(8,173,346)	$(1,897,530)	$-		$(10,070,876)

Basic and Diluted Earnings Per Share	$(0.02)	$(1,897.53)	$-		$(0.02)

Weighted Average Number of Common Shares
Outstanding, Basic and Diluted	523,248,243	1,000	(1,000)		523,248,243

AMERICHIP INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS

On February 15, 2007, AmeriChip International, Inc. (“AmeriChip”) effectively completed the acquisition of 100% of the outstanding shares of KSI Machine & Engineering, Inc. (“KSI”) in consideration to the selling shareholder of cash and notes totaling approximately $2,988,043, subject to certain post closing audit adjustments. The accompanying proforma financial statements contain adjustments to characterize the transactions of KSI as those of AmeriChip for the periods presented. The proforma statements of operations are presented for the three months ended February 28, 2007 and 2006 for both AmeriChip and KSI. The proforma balance sheet is presented at November 30, 2006 for AmeriChip and December 31, 2006 for KSI.

The adjustments to the November 30, 2006 financial statements are as follows:

a.
This adjustment is to record the acquisition of 100% of KSI’s common stock by Americhip. The total purchase price of 100% of KSI’s common stock was $2,988,043. Of this price, $150,000 was paid in cash at closing, a note payable to the seller in the amount of $2,638,043 was entered into, and deposits paid prior to the closing date in the amount of $200,000 were applied.

b.	This adjustment is to record the additional replacement value assigned to the property, plant and equipment purchased from KSI.
c.
This adjustment was to write off the net amount due to KSI from its former sole shareholder prior to the closing date of February 15, 2007. This write-off is reflected pursuant the purchase agreement between AmeriChip and KSI’s former sole shareholder.

d.	This adjustment is to record the amount assigned to goodwill as a result of the acquisition price of KSI’s common stock exceeding the fair value of the net assets acquired and liabilities assumed.
e.	This adjustment is to eliminate intercompany accounts receivable and accounts payable between AmeriChip and KSI as of November 30, 2006.
f.	This adjustment is to eliminate the intercompany revenue and cost of sales between AmeriChip and KSI for the three month periods ending February 28, 2006 and 2007.